Exhibit 99.1


Polo Ralph Lauren Corporation (ticker: RL, exchange: New York Stock Exchange) News Release - March 19, 2004

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Polo Ralph Lauren Announces Initial Rulings on Motions in Jones Apparel Group
Lawsuit

NEW YORK, March 19 /PRNewswire/ -- On Thursday, March 18, 2004, an order was entered by Justice Richard B. Lowe denying Polo Ralph Lauren's (NYSE: RL) motion to dismiss Jones' complaint seeking damages with respect to the termination of the Lauren license and dismissing the Company's declaratory judgment action on the same issue. In the same order, Justice Lowe granted Polo's motion to stay a separate claim involving Jackwyn Nemerov pending a resolution of a contractual dispute between Ms. Nemerov and Jones Apparel Group through arbitration.

Polo Ralph Lauren will appeal the judge's decision.

With respect to the rulings by Justice Lowe concerning the first step of the legal process, Polo Ralph Lauren's President and Chief Operating Officer, Roger Farah, said, "We are disappointed with the Court's interpretation of the agreement at the first stage of the proceedings. We remain confident in our legal position and we intend to appeal the Court's decision not to dismiss the complaint. While an early dismissal of the Jones complaint would have been preferable, we nonetheless are prepared to take any and all means necessary to protect our Company's rights under the law."

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "Blue Label", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more investor information, go to http://www.polo.com.

SOURCE Polo Ralph Lauren -0- 03/19/2004 /

CONTACT: Investors, Nancy Murray of Polo Ralph Lauren +1-212-813-7862; or Media, Jim Abernathy of Abernathy MacGregor Group for Polo Ralph Lauren, +1-212-371-5999/ /Web site: http://www.polo.com / (RL) CO: Polo Ralph Lauren; Jones Apparel Group ST: New York